Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 26, 2011 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2011.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2011	2010	% change	2011	2010	% change
Total revenues	$2,707,662	$2,453,982	10.3%	$5,073,134	$4,528,599	12.0%

Net revenues:
Transportation
Truck	$314,302	$259,917	20.9%	$608,802	$501,582	21.4%
Intermodal	10,862	9,425	15.2%	20,462	17,921	14.2%
Ocean	16,400	14,470	13.3%	31,970	26,992	18.4%
Air	11,435	11,271	1.5%	20,620	20,106	2.6%
Other logistics services	14,848	14,772	0.5%	28,913	28,191	2.6%

Total transportation	367,847	309,855	18.7%	710,767	594,792	19.5%
Sourcing	34,929	40,814	-14.4%	67,928	75,752	-10.3%
Payment services	15,090	13,964	8.1%	29,512	26,690	10.6%

Total net revenues	417,866	364,633	14.6%	808,207	697,234	15.9%

Operating expenses	237,771	208,178	14.2%	471,397	404,772	16.5%

Operating income	180,095	156,455	15.1%	336,810	292,462	15.2%
Net income	$111,023	$97,226	14.2%	$208,051	$181,238	14.8%

Diluted EPS	$0.67	$0.59	13.6%	$1.26	$1.09	15.6%

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C.H. Robinson Worldwide, Inc.

July 26, 2011

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, increased 20.9 percent in the second quarter of 2011. Our truckload volumes increased 3.5 percent in the second quarter of 2011 compared to the second quarter of 2010. Our truckload net revenue margin increased slightly in the second quarter of 2011 compared to the second quarter of 2010. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately six percent in the second quarter of 2011 compared to the second quarter of 2010. Our truckload transportation costs increased approximately four percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 28 percent. The increase was driven by an increase in total shipments of approximately 14 percent, pricing increases, and an increase in our net revenue margin.

Our intermodal net revenue increased 15.2 percent due to increased net revenue margin and price increases. Price increases were driven by market conditions and the increased price of fuel. Intermodal volumes increased slightly over the second quarter of 2010.

Our ocean transportation net revenues increased 13.3 percent in the second quarter of 2011, driven by higher pricing, partially offset by volume declines.

Our air transportation net revenue increased 1.5 percent in the second quarter of 2011 due to higher pricing and increased net revenue margin, largely offset by decreased volumes.

For the second quarter, our Sourcing revenues decreased 11.0 percent. Sourcing net revenues decreased 14.4 percent to $34.9 million in 2011 from $40.8 million in 2010, primarily due to decreased volumes with a large customer.

Our Payment Services revenues increased 8.1 percent in the second quarter of 2011 due to increases in some fees that are impacted by fuel prices and an increase in transactions.

For the second quarter, operating expenses increased 14.2 percent to $237.8 million in 2011 from $208.2 million in 2010. This was due to an increase of 16.1 percent in personnel expense and an increase of 8.8 percent in other selling, general, and administrative expenses. Personnel expenses related to our various incentive plans, including restricted stock, increased compared to last year. Many of these plans are variable based on growth in our earnings. Our average headcount for the second quarter of 2011 increased 6.6 percent to 7,898 from 7,408 in 2010.

For the second quarter, other selling, general, and administrative expenses increased to $58.8 million from $54.1 million in the second quarter of 2010. As a percentage of net revenues, selling, general, and administrative expenses decreased to 14.1 percent from 14.8 percent in 2010.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 36,000 customers through a network of 232 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 49,000 transportation providers worldwide.

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C.H. Robinson Worldwide, Inc.

July 26, 2011

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2011 Earnings Conference Call

Tuesday, July 26, 2011 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-549-7750. Callers should reference the conference ID, which is 4452992

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on July 29: 800-406-7325; passcode: 4452992#

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C.H. Robinson Worldwide, Inc.

July 26, 2011

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Transportation	$2,269,036	$1,963,944	$4,260,058	$3,603,180
Sourcing	423,536	476,074	783,564	898,729
Payment Services	15,090	13,964	29,512	26,690

Total revenues	2,707,662	2,453,982	5,073,134	4,528,599

Costs and expenses:
Purchased transportation and related services	1,901,189	1,654,089	3,549,291	3,008,388
Purchased products sourced for resale	388,607	435,260	715,636	822,977
Personnel expenses	178,945	154,091	354,054	300,846
Other selling, general, and administrative expenses	58,826	54,087	117,343	103,926

Total costs and expenses	2,527,567	2,297,527	4,736,324	4,236,137

Income from operations	180,095	156,455	336,810	292,462

Investment and other income	326	363	551	837

Income before provision for income taxes	180,421	156,818	337,361	293,299
Provision for income taxes	69,398	59,592	129,310	112,061

Net income	$111,023	$97,226	$208,051	$181,238

Net income per share (basic)	$0.67	$0.59	$1.26	$1.10
Net income per share (diluted)	$0.67	$0.59	$1.26	$1.09
Weighted average shares outstanding (basic)	164,607	164,749	164,847	165,087
Weighted average shares outstanding (diluted)	165,194	165,765	165,461	166,163

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C.H. Robinson Worldwide, Inc.

July 26, 2011

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$315,897	$398,607
Available-for-sale securities	—	9,290
Receivables, net	1,311,192	1,036,070
Other current assets	48,992	37,801

Total current assets	1,676,081	1,481,768

Property and equipment, net	114,872	114,333
Intangible and other assets	402,844	399,598

Total Assets	$2,193,797	$1,995,699

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$758,023	$627,561
Accrued compensation	77,516	96,991
Other accrued expenses	54,348	47,055

Total current liabilities	889,887	771,607
Long term liabilities	15,484	20,024

Total liabilities	905,371	791,631

Total stockholders’ investment	1,288,426	1,204,068

Total liabilities and stockholders’ investment	$2,193,797	$1,995,699

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C.H. Robinson Worldwide, Inc.

July 26, 2011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2011	2010
Operating activities:
Net income	$208,051	$181,238
Stock-based compensation	22,609	12,381
Depreciation and amortization	15,299	14,701
Provision for doubtful accounts	4,062	7,059
Other non-cash expenses, net	(618)	10,592
Net changes in operating elements	(170,549)	(216,098)

Net cash provided by operating activities	78,854	9,873

Investing activities:
Purchases of property and equipment	(11,733)	(7,988)
Purchases and development of software	(8,052)	(4,757)
Purchases of available-for-sale securities	—	(10,752)
Sales/maturities of available-for-sale securities	9,311	12,990
Other	5	(5,027)

Net cash used for investing activities	(10,469)	(15,534)

Financing activities:
Payment of contingent purchase price	(4,318)	—
Net repurchases of common stock	(59,583)	(80,232)
Excess tax benefit on stock-based compensation	11,053	4,297
Cash dividends	(97,562)	(84,636)

Net cash used for financing activities	(150,410)	(160,571)
Effect of exchange rates on cash	(685)	(4,951)

Net change in cash and cash equivalents	(82,710)	(171,183)
Cash and cash equivalents, beginning of period	398,607	337,308

Cash and cash equivalents, end of period	$315,897	$166,125

	As of June 30,
	2011	2010
Operational Data:
Employees	8,013	7,466
Branches	232	233

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